EXHIBIT B

PRINCIPAL SHAREHOLDERS OF THE CURRENT FUNDS

     As of [           ], 2009, the following person(s) owned of record, or were known by Advisors Trust to own beneficially, more than 5% of any class of a Current Fund’s shares.

Current Fund	Title of	Name and Address of	Percentage
	Class	Beneficial Owner	of Class
Municipal High	Class A
Income
Class B
Class C
Class Y
Tax-Managed	Class A
Equity
Class B
Class C
Class Y

B-1